Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD ADOPTS MAJORITY VOTING FOR DIRECTOR ELECTIONS

LAKE FOREST, Calif. — May 16, 2006 — Western Digital Corp. (NYSE: WDC) today announced that its board of directors has amended the company’s bylaws to adopt a majority voting standard for the election of directors. Under the new majority voting standard, which replaces plurality voting for uncontested elections, a director nominee will be elected to the company’s board only if the director receives a majority of the total votes cast with respect to the director. In contested elections, directors will continue to be elected by a plurality vote.

The board of directors has also adopted a director resignation policy in the company’s bylaws to address the “holdover rule” that applies in the state of Delaware, where the company is incorporated. Under Delaware law, an incumbent director who is not re-elected to the board will continue to serve as a holdover director until the director’s successor is elected and qualified or until the director’s earlier resignation or removal. The director resignation policy adopted by the board of directors will require an incumbent director who does not receive a majority of the votes cast to tender his or her resignation to the board. If the resignation is conditioned on board acceptance, the governance committee will evaluate the resignation and will make a recommendation to the board on whether to accept or reject the resignation or whether other action should be taken. The board will publicly disclose its decision and the rationale behind it within 90 days of the certification of election results.

Additional information regarding the company’s corporate governance is available at http://www.wdc.com/en/company/governance.

About WD

WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital is a registered trademark, and WD and the Western Digital logo are trademarks of Western Digital Technologies, Inc.